CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our report dated November 20, 2007 relating to the financial statements and financial highlights which appear in the September 30, 2007 Annual Report to Shareholders of Virtus Wealth Accumulator Fund and Virtus Wealth Builder Fund, both series of Phoenix Opportunities Trust, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

Philadelphia, Pennsylvania

October 13, 2008